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                                                                      EXHIBIT 99

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Applied Innovation Inc.:

Under date of February 2, 2001, we reported on the consolidated balance sheets of Applied Innovation Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which are included in the Company's Annual Report to Stockholders. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule of valuation and qualifying accounts. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



/s/KPMG LLP

Columbus, Ohio
February 2, 2001